Delaware Page 1
The First State
I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “WIMAR OPCO, LLC”, FILED IN THIS OFFICE ON THE FOURTH DAY OF AUGUST, A.D. 2006, AT 12:29 O’CLOCK P.M.
4172073 8100 060733044
Harriet Smith Windsor, Secretary of State AUTHENTICATION: 4952039 DATE: 08-04-06
EXHIBIT 3.1(a)

Delaware

PAGE 1

The First State

SECRETARY'S OFFICE 1793 DELAWARE 1993

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4172073 8100

060733044

AUTHENTICATION: 4952039

DATE: 08-04-06

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:57 PM 08/04/2006
FILED 12:28 PM 08/04/2006
SRV 060733044 — 4172073 FILE
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF FORMATION
WIMAR OPCO, LLC
     1. Name of the Limited Liability Company: Wimar OpCo, LLC (the “Company”).
     2. The Certificate of Formation of the limited liability company is hereby amended as follows:
     “THIRD:
     I. No security, share or other interest in the Company may be transferred without having first obtained the prior approval of the New Jersey Casino Control Commission for that transfer. The Company possesses and retains the absolute right to repurchase, at the market price or the purchase price, whichever is lesser, any security, share or other interest in the Company in the event that the New Jersey Casino Control Commission disapproves a transfer of such security, share or other interest in accordance with the provisions of the New Jersey Casino Control Act.
     II. No security, share or other interest in the Company may be transferred without having first obtained the prior approval of the Illinois Gaming Board for that transfer. If the Illinois Gaming Board denies the transfer, then within 30 days of the earlier of either (i) the failure of an applicant for purchase served with a Notice of Denial to request a hearing or (ii) the issuance of a Board Final Order, the Company shall purchase all of the shares, security or other ownership interest in the Company from such disqualified person or entity, and the disqualified person or entity shall sell all of his/its interest in the Company at the lesser of the market price or the purchase price in accordance with the provisions of the Illinois Riverboat Gambling Act and Gaming Board Rules.
     III. The Company shall not issue five percent (5%) or greater of any voting securities or other voting interests to a person except in accordance with the provisions of the Indiana Riverboat Gambling Act (IC 4-33) and the rules promulgated thereunder (68 IAC). The issuance of any voting securities or other voting interests in violation thereof shall be void and such voting securities or other voting interests shall be deemed not to be issued and outstanding until one (1) of the following occurs: (i) the Company shall cease to be subject to the jurisdiction of the Indiana Gaming Commission; or (ii) the Indiana Gaming Commission shall, by affirmative action, validate said issuance or waive any defect in issuance.
     No voting securities or other voting interests issued by the Company and no interest, claim, or charge of five percent (5%) or greater therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the

Indiana Riverboat Gambling Act (IC 4-33) and rules promulgated thereunder (68 IAC). Any transfer in violation thereof shall be void until one (1) of the following occurs: (i) the Company shall cease to be subject to the jurisdiction of the Indiana Gaming Commission; or (ii) the Indiana Gaming Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.
     If the Indiana Gaming Commission at any time determines that a holder of voting securities or other voting interests of the Company shall be denied the application for transfer, then the issuer of such voting securities or other voting interests may, within thirty (30) days after the denial, purchase such voting securities or other voting interests of such denied applicant at the lesser of:
i.	the market price of the ownership interest; or

ii.	the price at which the applicant purchased the ownership interest; unless such voting securities or other voting interests are transferred to a suitable person (as determined by the commission) within thirty (30) days after the denial of the application for transfer of ownership.
     Until such voting securities or other voting interests are owned by persons found by the commission to be suitable to own them, the following restrictions must be followed:
i.	The Company shall not be required or permitted to pay any dividend or interest with regard to the voting securities or other voting interests.

ii.	The holder of such voting securities or other voting interests shall not be entitled to vote on any matter as the holder of the voting securities or other voting interests, and such voting securities or other voting interests shall not for any purposes be included in the voting securities or other voting interests of the corporation entitled to vote.

iii.	The Company shall not pay any remuneration in any form to the holder of the voting securities or other voting interests as provided in this paragraph.
     IV. The sale, assignment, transfer, pledge or other disposition of membership interests in the Company is ineffective unless such sale, assignment, transfer, pledge or other disposition of membership interests and the transferee of same are approved in advance by all state gaming commissions where the Company has a direct or indirect investment or financial or economic interest, including the Nevada Gaming Commission, the Mississippi Gaming Commission and the Louisiana Gaming Control Board. Furthermore, if at any time such gaming commission finds that an owner of the membership interest is unsuitable to continue to have an involvement in gaming in such state, such owner must dispose of such membership interest as provided by the laws of that state and the regulations of such gaming commissions who may restrict the right of such owner to (a) receive any distribution, dividend or interest upon any such membership interests (b) exercise, directly or through any trustee or nominee, any voting right conferred by such membership interest, or (c) receive any remuneration in any form from the Company, for services rendered or otherwise, or (d) receive any economic benefit from the Company.”
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of the 4th day of August, 2006.

/s/ William J. Yung
Authorized Person